Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Colony NorthStar, Inc. for the registration of its Class A Common Stock, preferred stock, depositary shares, warrants, and rights and to the incorporation by reference of our report dated February 29, 2016, with respect to the consolidated financial statements and schedules of Colony Capital, Inc. included as Exhibit 99.9 to the Current Report (Form 8-K12b) of Colony NorthStar, Inc. dated January 10, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 10, 2017